Exhibit 10.12
THE NORTH AMERICAN COAL CORPORATION
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
(As Amended and Restated as of January 1, 2008)
          WHEREAS, The North American Coal Corporation (the “Company”) is the sponsor of The Combined Defined Benefit Plan for NACCO Industries, Inc. and Its Subsidiaries (the “Pension Plan”); and
          WHEREAS, certain provisions of the Internal Revenue Code of 1986, as amended, placed certain limitations on the amount of benefits that would otherwise be made available under the Pension Plan for certain participants; and
          WHEREAS, the Company and other participating employers desired to provide the benefits that would otherwise have been payable to such participants under the Pension Plan except for such limitations; and
          WHEREAS, effective as of August 31, 1994, (1) The NACCO Industries, Inc. (“NACCO”) $200,000 Cap Plan was merged into and became a part of The NACCO Industries, Inc. Supplemental Retirement Benefit Plan (the “Plan”), (2) sponsorship of the merged Plan was transferred from NACCO to the Company, and (3) the Plan was renamed as “The North American Coal Corporation Supplemental Retirement Benefit Plan;” and
          WHEREAS, effective as of December 31, 1993, benefits under the Pension Plan for NACCO employees were frozen, except for cost-of-living adjustments (“COLAs”) provided to certain employees; and
          WHEREAS, effective as of December 31, 2004, benefits under the Pension Plan for the majority of the employees of the Company and all other participating employers were also frozen, except for certain COLAs (including the benefits of all of the employees who are Participants in this Plan); and
          WHEREAS, benefits under this Plan were temporarily frozen as of December 31, 2004 as a result of the enactment of the American Jobs Creations Act (the “AJCA”) but the Plan was amended and restated effective as of January 1, 2005 in order to lift the temporary benefit freeze and to bring the Plan into compliance with certain requirements of the AJCA; and
          WHEREAS, effective December 31, 2007, the COLAs provided to certain employees of NACCO and the Company were frozen under the Pension Plan and began to be provided under this Plan effective January 1, 2008; and
          WHEREAS, final regulations issued under the AJCA will became effective with respect to the Plan on January 1, 2009.
          NOW THEREFORE, the Company hereby amends and restates the Plan, effective January 1, 2008, to reflect the additional COLA benefits provided hereunder and to bring the Plan into compliance with certain provisions of the final regulations issued under the AJCA.

ARTICLE I
PREFACE
     Section 1.1 Effective Date. The original effective date of the Plan was January 1, 1983. The effective date of this amendment and restatement of the Plan is January 1, 2008.
     Section 1.2 Purpose of the Plan. The purpose of this Plan is to provide additional retirement benefits for certain management and highly compensated employees of the Company (and other participating Employers).
     Section 1.3 Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.
     Section 1.4 Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural, unless otherwise clearly required by the context.
     Section 1.5 Severability. If any provision of this Plan or the application thereof to any circumstances(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     Section 1.6 Code Section 409A.
          (a) Any Supplemental Retirement Benefit (or portion thereof) that was vested and deferred prior to January 1, 2005 and that qualifies for “grandfathered status” under Section 409A of the Code (determined in accordance with the regulations issued thereunder) shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code, shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005 (as restated herein) and shall be referred to herein as the “Grandfathered Supplemental Retirement Benefits.”
          (b) The portion of a Participant’s Supplemental Retirement Benefit that does not qualify for “grandfathered status” under Section 409A of the Code (if any) is intended to fully comply with the requirements of Section 409A of the Code and shall be referred to herein as the “Non-Grandfathered Supplemental Retirement Benefits.”
          (c) The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee any particular tax result to Participants or Beneficiaries with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.

ARTICLE II
DEFINITIONS
     Section 2.1 Words and phrases used herein with initial capital letters which are defined in a Pension Plan are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise. The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:
     (1). “Actual Pension Plan Benefit” shall mean the amount of the monthly benefit in fact payable to the Participant or his Beneficiary under the Pension Plan.
     (2). “Beneficiary.”
          (a) In General. The term “Beneficiary” shall mean the person who is entitled to receive part or all of a pension or other benefit payable with respect to the Participant under a Pension Plan.
          (b) Change of Beneficiaries. Notwithstanding the foregoing, each Participant may at any time and from time to time, before and after retirement, change his Beneficiary hereunder without the consent of any existing Beneficiary or any other person. Therefore, the Beneficiary under the Plan need not be the same as the Beneficiary under the Pension Plan. However, as described in Subsection (c) of this Section, the Beneficiary under the Pension Plan shall be used as the “measuring life” for purposes of the amount and duration of the Supplemental Retirement Benefits payable to any Beneficiary hereunder. The change of a Beneficiary under the Plan may be made, and may be revoked, only by an instrument (in a form acceptable to the Company) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provided to the contrary.
          (c) Effect of Change of Beneficiary. Supplemental Retirement Benefits shall be payable to a Beneficiary hereunder only so long as Actual Pension Plan Benefits are being paid to the Beneficiary under the Pension Plan. In the event that the Beneficiary hereunder is different than the Beneficiary under the Pension Plan, (i) if the Beneficiary hereunder dies after the Participant but while the Beneficiary under the Pension Plan is still living, any remaining payments hereunder shall be payable, as they come due, to the estate of the Beneficiary hereunder or, if applicable, to the contingent Beneficiary designated hereunder by the Participant, (ii) if the Beneficiary hereunder predeceases the Beneficiary under the Pension Plan and the Participant, the Beneficiary hereunder shall revert to the Beneficiary last effectively designated under the Pension Plan unless and until the Participant again makes a change of Beneficiary pursuant to Subsection (b) above, and (iii) if the Beneficiary under the Pension Plan predeceases the Beneficiary hereunder, Supplemental Retirement Payments hereunder shall cease.

          (d) Community Property States. In states with community property laws, a Participant may designate someone other than his Spouse as his Beneficiary hereunder to the extent of such Spouse’s community property interest in the Supplemental Retirement Payments, or revoke or change his Beneficiary designation hereunder to such extent, only with the consent of his Spouse. To the extent necessary, the provisions of this Subsection (d) shall apply to each person who is or was a Spouse of a Participant regardless of whether the Participant and such person are married at the applicable time. Notwithstanding the foregoing, however, a Participant’s present or former Spouse shall have no greater rights under this Plan than such Spouse has pursuant to the applicable state community property laws.
     (3). “Code” shall mean the Internal Revenue Code of 1986, as it has been and may be amended from time to time.
     (4). “Code Limitations” shall mean the limitations imposed by Sections 401(a)(17) and 415 of the Code, or any successor(s) thereto, on the amount of the benefits which may be payable to a Participant from the Pension Plan.
     (5). “Compensation.” Effective January 1, 1995, Compensation shall have the same meaning as under the Pension Plan, except that Compensation (a) shall not be subject to the dollar limitation imposed by Code Section 401(a)(17) and (b) shall be deemed to include the amount of compensation deferred by a Participant under The North American Coal Corporation Deferred Compensation Plan for Management Employees.
     (6). “Employer(s)” shall mean the Company and/or any other member of the Controlled Group that has previously adopted this Plan.
     (7). “Frozen Plan 005 Participants” shall mean the Employees who were employed by a Participating Employer on December 31, 2007 who were participants in The North American Coal Corporation Deferred Compensation Plan for Management Employees on such date and whose Indexed Frozen Part I Benefit under Plan 005 was frozen effective December 31, 2007.
     (8). “Key Employee.” Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
(a)	The Participant, with respect to the Participant’s relationship with the Company and the Controlled Group members, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5)) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i) for this purpose: (i) the definition of “compensation” (A) shall be as defined in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.

(b)	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

(c)	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.
     (9). “Minimum Benefit” shall mean the amount of a Participant’s “excess retirement benefit” under The NACCO Industries, Inc. $200,000 Cap Plan as of August 31, 1994.
     (10). “Participant” shall mean each Employee of an Employer (a) who is either a highly compensated or a management employee, (b) who is a participant in a Pension Plan, and (c) who, as a result of participation in this Plan, is entitled to a Supplemental Retirement Benefit under this Plan. Upon a termination of employment with the Controlled Group, a former Participant shall remain as an inactive Participant until all Supplemental Retirement Benefits have been paid to him or his Beneficiary. The term “Participant” shall include the Plan 006 Participants and the Frozen Plan 005 Participants, except where the context clearly requires otherwise.
     (11). “Pension Plan” shall mean The NACCO Industries, Inc. Pension Plan for Salaried Employees (terminated November 30, 1986), or Part I of The Combined Defined Benefit Plan for NACCO Industries, Inc. and Its Subsidiaries, which includes The NACCO Industries, Inc. Pension Plan for Salaried Employees which was merged into such plan on December 31, 1993 (“Plan 005”). Pension accruals under Plan 005 for Employees of NACCO Industries, Inc. were generally frozen as of December 31, 1993 and pension accruals under Plan 005 for employees of all other Employers were generally frozen as of December 31, 2004; provided that the frozen benefits for certain Employees are increased by a specified percentage for each year until the Employee terminates employment with the Controlled Group (in accordance with the terms of Plan 005). Notwithstanding the foregoing, the percentage increases on frozen benefits of the Frozen Plan 005 Participants and the Post-2007 Plan 006 Participants under Plan 005 were frozen under Plan 005 effective December 31, 2007 and such increases began to accrue under this Plan effective January 1, 2008.
     (12). “Plan” shall mean The North American Coal Corporation Supplemental Retirement Benefit Plan, as it may be amended from time to time.
     (13). “Plan 006 Participants” shall include both (a) those Participants (i) who were participants in The NACCO Industries, Inc. Pension Plan for Salaried Employees on December 31, 1993, (ii) who were employed by NACCO Industries, Inc. on December 31, 1993 or who transferred employment from NACCO Industries, Inc. to another Controlled Group Member during 1993, and (iii) whose Compensation exceeded $100,000 for the 1993 Plan Year (the “Pre-2008 Plan 006 Participants”) and (b) those Employees who were employed by NACCO

Industries, Inc. on December 31, 2007 who were participants in the NACCO Industries, Inc. Unfunded Benefit Plan on such date and whose Indexed Merged Plan Benefit under Plan 005 was frozen effective December 31, 2007 (the “Post-2007 Plan 006 Participants”).
     (14). “Supplemental Retirement Benefit” shall mean the retirement benefits determined under Article III.
     (15). “Termination of Employment” shall mean, with respect to any Participant’s relationship with the Controlled Group, a separation from service as defined under Code Section 409A (and the regulations and other guidance issued thereunder).
ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFIT
     Section 3.1 General Rules.
          (1) Eligibility. The Participants and Beneficiaries listed on Exhibit A hereto shall be entitled to a Supplemental Retirement Benefit, which shall be determined as provided in this Article III.
          (2) Effect of QDRO. In the event that any portion of a Participant’s benefit under any Pension Plan is allocated to an alternate payee pursuant to the terms of a qualified domestic relations order (“QDRO”), the Participant’s Supplemental Retirement Benefit hereunder shall be calculated without taking into account such allocation unless such QDRO specifically allocates a portion of the Participant’s Supplemental Retirement Benefit to such alternate payee.
          (3) Withholding/Taxes. To the extent required by applicable law, the Employers shall withhold from the Supplemental Retirement Benefits any taxes required to be withheld therefrom by an federal, state or local government.
     Section 3.2 Amount of General Supplemental Retirement Benefit. The Supplemental Retirement Benefit shall be a monthly retirement benefit equal to the difference between (a) the amount of the monthly benefit payable to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect on the date of the Participant’s termination of employment with the Controlled Group (and, except as described in Section 3.4(2) hereof, payable in the same optional form as his Actual Pension Plan Benefit) but calculated as if (i) the Pension Plan did not contain the Code Limitations and (ii) the definition of “Compensation” contained in Section 2.1(5) hereof were substituted for the definition of Compensation under the Pension Plan and (b) the amount of the Actual Pension Plan Benefit. Notwithstanding the foregoing, , in no event shall a Participant’s Supplemental Retirement Benefit hereunder be less than the amount of the Participant’s Minimum Benefit.

     Section 3.3 Additional Supplemental Retirement Benefits.
          (1) Additional Benefits for Pre-2008 Plan 006 Participants. In addition to the Supplemental Retirement Benefit described in Section 3.2, the Pre-2008 Plan 006 Participants shall also receive the Supplemental Retirement Benefit described in this Section 3.3(1). A Pre-2008 Plan 006 Participant shall receive an additional monthly Supplemental Retirement Benefit in an amount equal to the sum of A plus B, where:
A =	the difference between (1) the Indexed Merged Plan Benefit (as defined in the Pension Plan) that would be payable to the Pre-2008 Plan 006 Participant if he were eligible for such Benefit and (2) the Pre-2008 Plan 006 Participant’s accrued benefit under the Merged Plan as of December 31, 1993; and

B =	the difference between (1) the Pre-2008 Plan 006 Participant’s Supplemental Retirement Benefit under this Plan as of December 31, 1993, expressed as a monthly benefit payable in the form of a single life annuity (without ancillary benefits) commencing on the Pre-2008 Plan 006 Participant’s Normal Retirement Date increased at the rate of 4%, compounded annually, for the number of full years between January 1, 1994 and the earlier of the Pre-2008 Plan 006 Participant’s first termination of employment for any reason with the Controlled Group (including retirement, death, disability) or the amendment or termination of this Plan, with simple interest at the rate of ..333% per month for any remaining full months to the earlier of such termination of employment or the amendment or termination of the Plan, and (2) the Pre-2008 Plan 006 Participant’s Supplemental Retirement Benefit.
     (2) Additional Benefits for Frozen Plan 005 Participants. In addition to the Supplemental Retirement Benefit described in Section 3.2, the Frozen Plan 005 Participants shall also receive the Supplemental Retirement Benefit described in this Section 3.3(2). A Frozen Plan 005 Participant shall receive an additional monthly Supplemental Retirement Benefit in an amount equal to the sum of A plus B, where:
A =	the difference between (i) the Indexed Frozen Part I Benefit payable to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect on the date of the Participant’s termination of employment with the Controlled Group (and payable in the same optional form as his Actual Pension Plan Benefit) but calculated as if the Indexed Frozen Part I Benefit had not been frozen as of December 31, 2007 but had continued in effect until the earlier of his first termination of employment from the Controlled Group for any reason (including retirement, death, disability) or the termination or amendment of the Plan or Plan 005 and (ii) the Frozen Plan 005 Participant’s Actual Pension Benefit; and

B =	the difference between (i) the Frozen Plan 005 Participant’s Supplemental Retirement Benefit under this Plan as of December 31, 2007, expressed as a monthly benefit payable in the form of a single life annuity (without ancillary benefits) commencing on the Frozen Plan 005 Participant’s Normal Retirement Date increased at the rate specified in Section 1.11 of Plan 005 for the period from January 1, 2008 and the earlier of the Frozen Plan 005 Participant’s first termination of employment from the Controlled Group for any reason (including retirement, death, disability) or the termination or amendment of the Plan or Plan 005 and (ii) the Frozen Plan 005 Participant’s Supplemental Retirement Benefit.
     (3) Supplemental Retirement Benefits for Post-2007 Plan 006 Participants. In lieu of the Supplemental Retirement Benefits described in Section 3.2, a Post-2007 Plan 006 Participant shall receive a monthly Supplemental Retirement Benefit in an amount equal to the difference between A and B, where:
A =	the monthly Indexed Merged Plan Benefit payable to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect on the date of the Participant’s termination of employment with the Controlled Group (and payable in the same optional form as his Actual Pension Plan Benefit) but calculated as if the Indexed Merged Plan Benefit had not been frozen as of December 31, 2007 but had continued in effect until the earlier of his first termination of employment from the Controlled Group for any reason (including retirement, death, disability) or the termination or amendment of the Plan or Plan 005; and
B =	The Post-2007 Plan 006 Participant’s Actual Pension Plan Benefit.
     Section 3.4 Time and Manner of Payment.
          (1) Persons In Pay Status On Or Before December 31, 2007. Subject to Subsection (7) hereof, the Supplemental Retirement Benefit of a Participant (or Beneficiary) who goes into pay status on or before December 31, 2007 shall commence on the same date and under the same conditions as the benefits payable to the Participant (or Beneficiary) under the Pension Plan. The Supplemental Retirement Benefit shall be payable in the same form and for the same duration as the benefits payable to the Participant (or Beneficiary) under the Pension Plan.
          (2) Persons Going Into Pay Status After December 31, 2007. The Grandfathered Supplemental Retirement Benefit of a Participant (or Beneficiary) who goes into pay status after December 31, 2007 shall commence on the same date and under the same conditions as the benefits payable to the Participant (or Beneficiary) under the Pension Plan. The Grandfathered Supplemental Retirement Benefit shall be payable in the same form and for the same duration as the benefits payable to the Participant (or Beneficiary) under the Pension Plan. Subject to Subsection (7) hereof, the Non-Grandfathered Supplemental Retirement Benefit of a

Participant (or Beneficiary) who goes into pay status after December 31, 2007 (if any) will be paid in the form of a single lump sum payment in an amount equal to the Actuarial Equivalent of such Benefit and shall be paid at the later of the date of the Participant’s Termination of Employment or the date the Participant attains age 55. Such lump sum amount shall be calculated by using the Applicable Mortality Table and an interest rate equal to the Applicable Interest Rate, both as in effect on January 1 of the Plan Year in which the distribution is made. Notwithstanding the foregoing, the Non-Grandfathered Benefit of a Participant who incurred a Termination of Employment prior to January 1, 2008 and who did not go into pay status on or before December 31, 2007 shall be paid in the form of an Actuarial Equivalent lump sum payment during the period from January 1, 2008 through March 31, 2008 (subject to Subsection (7) hereof) using the Applicable Interest Rate and Applicable Mortality Table in effect for the 2007 Plan Year.
          (3) Cash-Out of Grandfathered Small Benefits. Notwithstanding the foregoing, if the present value of a Participant’s or Beneficiary’s Grandfathered Supplemental Retirement Benefit hereunder at the time of the Participant’s Termination of Employment is $10,000 or less, such Benefit shall be paid as soon as practicable following such Termination in a lump sum that is the Actuarial Equivalent of such Benefit. Such $10,000 amount shall be calculated using the Applicable Mortality Table and an interest rate equal to the Applicable Interest Rate in effect on January 1 of the Plan Year in which such Participant incurred a Termination of Employment.
          (4) Time of Payment/Processing. All payments under the Plan shall be made on, or within 90 days of, the specified payment date.
          (5) Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.
          (6) Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
          (7) Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions of Non-Grandfathered Supplemental Retirement Benefits to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the 7th month following such Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO (as specified in

Section 3.1(2)) or (ii) a conflict of interest or the payment of FICA taxes (as specified in Subsection (8) below). Any amounts that are otherwise payable to the Key Employee during such period shall be accumulated and paid in a lump sum make-up payment within 10 days following the 1st day of the 7th month following the Key Employee’s Termination of Employment.
          (8) Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Non-Grandfathered Supplemental Retirement Benefits hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
     Section 3.5 Liability for Payment.
          (1) The Employer by which the Participant was employed at the time of his Termination of Employment with the Controlled Group shall process and pay the Supplemental Retirement Benefit to the Participant and/or his Beneficiary, but such Employer’s liability hereunder shall be limited to its proportionate share of such Supplemental Retirement Benefit, determined as hereinafter provided. If the benefits payable to the Participant and/or his Beneficiary under a Pension Plan are based on the Participant’s employment with more than one Employer, the amount of the Supplemental Retirement Benefit shall be shared by all such Employers (by reimbursement to the Employer making such payment) as may be agreed to between them in good faith, taking into consideration the Participant’s Benefit Service and Compensation paid by each such Employer and as will permit the deduction (for purposes of federal income taxes) by each such Employer of its portion of the payments made and to be made hereunder.
          (2) The liabilities of the Employers hereunder shall be several liabilities and no Employer shall be liable for the default of any other Employer hereunder, even though it has, for convenience of administration, agreed to pay directly to the Participant or Beneficiary the entire Supplemental Retirement Benefit as provided in Subsection (1) of this Section.
ARTICLE IV
VESTING
     Section 4.1 Vesting. All Participants are 100% fully vested in their Supplemental Retirement Plan Benefits hereunder.

ARTICLE V
MISCELLANEOUS
     Section 5.1 Limitation on Rights of Participants and Beneficiaries — No Lien. This Plan is an unfunded, nonqualified plan and the entire cost of this Plan shall be paid from the general assets of one or more of the Employers. No trust has been established for the Participants or Beneficiaries. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of an Employer. Nothing contained herein shall be deemed to create a lien in favor of any Participant or Beneficiary on any assets of any Employer. The Employers shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employers for use in connection with the Plan. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Employers and shall have no right to, prior claim to, or security interest in, any assets of the Company or any Employer.
     Section 5.2 Nonalienation. Except as provided in Section 3.1(2), no right or interest of a Participant or his Beneficiary under this Plan shall be anticipated, assigned (either at law or in equity) or alienated by the Participant or his Beneficiary, nor shall any such right or interest be subject to attachment, garnishment, levy, execution or other legal or equitable process or in any manner be liable for or subject to the debts of any Participant or Beneficiary.
     Section 5.3 Employment Rights. Employment rights shall not be enlarged or affected hereby. The Employers shall continue to have the right to discharge a Participant, with or without cause.
     Section 5.4 Administration of Plan.
          (1) The Compensation Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof and, for purposes of the Employee Retirement Income Security Act of 1974, as amended, the Company shall be the plan sponsor and the plan administrator. The Compensation Committee shall interpret where necessary, in its reasonable and good faith judgment, the provisions of the Plan and, except as otherwise provided in the Plan, shall determine the rights and status of Participants and Beneficiaries hereunder (including, without limitation, the amount of any Supplemental Retirement Benefit to which a Participant or Beneficiary may be entitled under the Plan.
          (2) Notwithstanding the foregoing, the Board of Directors of the Company and the Company each may, from time to time, delegate all or part of the administrative powers, duties and authorities delegated to it under this Plan to such person or persons, office or committee as it shall select.
     Section 5.5 Expenses. The Employers shall pay all expenses incurred in the administration and operation of the Plan.

     Section 5.6 Claims Procedure.
          (1) Any Participant or Beneficiary who believes that he is entitled to receive a benefit under the Plan which he has not received may file with the Compensation Committee a written claim specifying the basis for his claim and the facts upon which he relies in making such a claim. Such a claim must be signed by the claimant or his duly authorized representative (the “Claimant”).
          (2) Whenever the Compensation Committee denies (in whole or in part), a claim for benefits filed by a Claimant, the Compensation Committee shall transmit a written notice of such decision to the Claimant, within 90 days after such claim was filed (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the Claimant within the first 90 day period). Such notice shall be written in a manner calculated to be understood by the Claimant and shall state (a) the specific reason(s) for the denial of the claim, (b) specific reference(s) to pertinent provisions of the Plan on which the denial of the claim was based, (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedures under Subsection (3) below and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
          (3) Within 60 days after the denial of his claim, the Claimant must request that the claim denial be reviewed by filing with the Compensation Committee a written request therefor. If such an appeal is not filed within this 60-day limit, the Claimant shall be deemed to have agreed with the Compensation Committee’s denial of the claim. If such an appeal is so filed within such 60-days, a named fiduciary designated by the Compensation Committee shall (a) conduct a full and fair review of such claim and (b) mail or deliver to the Claimant a written decision on the matter based on the facts and pertinent provisions of the Plan within a period of 60 days after the receipt of the request for review unless special circumstances require an extension of time, in which case such decision shall be rendered not later than 120 days after receipt of such request. If an extension of time for review is required, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. Such decision (a) shall be written in a manner calculated to be understood by the Claimant, (b) shall state the specific reason(s) for the decision, (c) shall make specific reference(s) to pertinent provisions of the Plan on which the decision is based and (d) shall, to the extent permitted by applicable law, be final and binding on all interested persons. During such full review, the Claimant shall be given an opportunity to review documents that are pertinent to the Claimant’s claim and to submit issues and comments in writing. In addition, the notice of adverse determination shall also include statements that (a) the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits and (b) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
     Section 5.7 Effect on other Benefits. Benefits payable to or with respect to a Participant under the Pension Plan or any other Employer sponsored (qualified or nonqualified)

plan, if any, are in addition to those provided under this Plan, except as specifically provided in such other plans.
     Section 5.8 Payment to Guardian. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Company may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employers from all liability with respect to such benefit.
ARTICLE VI
AMENDMENT AND TERMINATION
     Section 6.1 Amendment. Subject to Section 6.3, the Company (with the approval or ratification of the Benefits Committee) does hereby reserve the right to amend, at any time, any or all of the provisions of the Plan for all Employers, without the consent of any other Employer or any Participant, Beneficiary or any other person. Any such amendment shall be expressed in an instrument executed by an officer of the Company and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.
     Section 6.2 Termination.
          (1) The Board of Directors of the Company (and/or the Compensation Committee thereof) does hereby reserve the right to terminate the Plan at any time for any or all Participants or Employers, without the consent of any other Employer or of any Participant, Beneficiary or any other person. Such termination shall be expressed in an instrument executed by an officer of the Company and shall become effective as of the date designated in such instrument, or if no date is specified, on the date of its execution. Any other Employer that has adopted the Plan may, with the written consent of the Compensation Committee, elect separately to withdraw from the Plan and such withdrawal shall constitute a termination of the Plan as to it, but it shall continue to be an Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder. Any such withdrawal and termination shall be expressed in an instrument executed by an officer of the terminating Employer and shall become effective as of the date designated in such instrument or, if no date is specified, on the date of its execution. Notwithstanding the foregoing, if an Employer ceases to exist or is no longer a member of the Controlled Group, such action shall automatically constitute a termination of the Plan as to such Employer.
          (2) Upon any termination of the Plan, unless other action is taken by the Compensation Committee, each affected Participant’s Supplemental Pension Benefit shall be determined and distributed to him (or his Beneficiary) as otherwise provided in Article III.
     Section 6.3 Effect of Amendment and Termination.
          (1) No amendment or termination of the Plan shall, without the written consent of the Participant (or, in the case of his death, his Beneficiary), reduce the monthly amount of the vested Supplemental Retirement Benefit under the Plan of any Participant or Beneficiary as such Benefit exists on the date of such amendment or termination.
          (2) Notwithstanding any provision of the Plan to the contrary, in the event of a termination of the Plan (or any portion thereof), the Company, in its sole and absolute discretion, shall have the right to (i) change the time and/or manner of distribution of Grandfathered Supplemental Retirement Benefits, including, without limitation, by providing for the payment of a single lump sum payment to each Executive or Beneficiary then entitled to a Grandfathered Supplemental Retirement Benefit in an amount equal to the Actuarial Equivalent of such Benefit and (ii) change the time and/or manner of distribution of Non-Grandfathered Supplemental Retirement Benefits, but only to the extent such change is permitted under Code Section 409A and the regulations issued thereunder. Such lump sum amount shall be calculated by using the Applicable Mortality Table and an interest rate equal to the Applicable Interest Rate, both as in effect on January 1 of the Plan Year in which the distribution is made.
          IN WITNESS WHEREOF, the Company has executed this restatement this 14th day of December, 2007.

THE NORTH AMERICAN COAL CORPORATION
By:	/s/ Charles A. Bittenbender
Title: Assistant Secretary

EXHIBIT A — PARTICIPANTS

Name	Status	Employer	Type of Benefit
TERMINATED
Bartlett	Pay Status	NA Coal	General SERP
Cashion	Pay Status	NA Coal	General SERP
Cook	Pay Status	NACCO	General SERP
Decker	Pay Status	NA Coal	General SERP
Eckhart	Pay Status	NA Coal	General SERP
Field	Pay Status	NA Coal	General SERP
Friley	Pay Status	NA Coal	General SERP
Jacot	Pay Status	NA Coal	General SERP
Lill Jr. (Spouse)	Pay Status	NA Coal	General SERP
Miercort	Pay Status	NA Coal	General SERP
Miller Sr.	Pay Status	NA Coal	General SERP
Bennett	Pay Status	NACCO	General SERP
Hawekotte	Pay Status	NACCO	General SERP
O’Brien (Spouse)	DV	NACCO	General SERP
Day	DV/Retired	NA Coal	General SERP
Meyers	DV/Terminated	NA Coal	General SERP
Moseley	DV/Retired	NA Coal	General SERP

ACTIVE
Benson	Active	NA Coal	General SERP (including COLA on SERP through 12/31/07) plus COLA on sum of Plan 005 and SERP benefits after 2007 (Sections 3.2 + 3.3(2))
Carlton	Active	NA Coal	Same
Darby	Active	NA Coal	Same
Daves	Active	NA Coal	Same
Gregory	Active	NA Coal	Same
Grischow	Active	NA Coal	Same
Koza	Active	NA Coal	Same
Melchior	Active	NA Coal	Same
Nielsen	Active	NA Coal	Same
Schafer	Active	NA Coal	Same
Schulz MM	Active	NA Coal	Same
Swetich	Active	NA Coal	Same
Bittenbender	Active	NACCO	General SERP through 12/31/93 plus COLA on sum of Plan 005 and SERP benefits after 12/31/93 (Sections 3.2 + 3.3(1))
Miller	Active	NACCO	Same
Wilcox	Active	NACCO	Same
Schilling	Active	NACCO	COLA on Plan 005 benefits accrued as of 12/31/07 (Section 3.3(3))
Brentar	Active	NACCO	Same